                          INDEPENDENT ACCOUNTANT'S REPORT


To the Participants and Plan Administrator
Eagle Finance Corp.
  Profit Sharing Plan
Gurnee, Illinois

We have audited the accompanying statement of net assets available for benefits of Eagle Finance Corp. Profit Sharing Plan as of October 31, 1997, and the related statement of changes in net assets available for benefits for the ten months then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Eagle Finance Corp. Profit Sharing Plan as of October 31, 1997, and the changes in net assets available for benefits for the ten months then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Board of Directors of Eagle Finance Corp., the Plan's sponsor, voted on June 30, 1997, to terminate the Plan and distribute the Plan assets to the participants. The distributions were completed October 31, 1997.

We have compiled the accompanying statement of net assets available for benefits of Eagle Finance Corp. Profit Sharing Plan as of December 31, 1996, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. A compilation is limited to presenting information that is the representation of management in the form of a financial statement. We have not audited or reviewed the accompanying statement of net assets available for benefits as of December 31, 1996 and, accordingly, do not express an opinion or any other form of assurance on it.


                                             /s/ McGladrey & Pullen, LLP
                                             -----------------------------


Schaumburg, Illinois
April 1, 1998

EAGLE FINANCE CORP.
PROFIT SHARING PLAN


STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
OCTOBER 31, 1997 AND DECEMBER 31, 1996
SEE ACCOUNTANT'S REPORT


ASSETS                                                1997         1996
---------------------------------------------------------------------------
Investments, at fair value:
  Registered investment companies:
    American Balanced Fund, Inc.                    $    -     $    327,930
    Bond Fund of America, Inc.                                      278,250
    Other                                                -        1,017,276
  Common stocks:
    Eagle Finance Corp.                                  -          690,635
    Other                                                -          574,615
  Preferred stock                                        -          128,250
  Corporate bonds:
    Eagle Finance Corp.                                  -          505,920
    Other                                                -           53,228
  U.S. Government securities                             -          366,043
  Limited partnership interests                          -          127,802
  Certificates of deposit                                -          146,715
  Participant notes receivable                           -           77,383
                                                    -----------------------
                                                         -        4,294,047

Receivable, employer contributions                       -           95,921

Cash and cash equivalents                                -           79,239
                                                    -----------------------

          TOTAL ASSETS                                   -        4,469,207

LIABILITIES, refunds payable                             -            9,486
                                                    -----------------------

NET ASSETS AVAILABLE FOR BENEFITS                   $    -     $  4,459,721
                                                    -----------------------


See Notes to Financial Statements.

EAGLE FINANCE CORP.
PROFIT SHARING PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
TEN MONTHS ENDED OCTOBER 31, 1997


---------------------------------------------------------------------------
Additions to net assets attributed to:
 Investment income:
  Net (depreciation) in fair value of investments               $  (599,696)
  Interest and dividends                                            103,809
                                                                -----------
                                                                   (495,887)
                                                                -----------

 Contributions:
  Employer's                                                          6,399
  Participants'                                                      47,206
                                                                -----------
                                                                     53,605
                                                                -----------

       Total additions                                             (442,282)
                                                                -----------

Deductions from net assets attributed to benefits paid to
 participants
        Total deductions                                          4,017,439
                                                                -----------

        NET (DECREASE)                                           (4,459,721)

Net assets available for benefits:
 Beginning of period                                              4,459,721
                                                                -----------

 END OF PERIOD                                                  $         -
                                                                -----------


See Notes to Financial Statements.

EAGLE FINANCE CORP.
PROFIT SHARING PLAN
NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.   SIGNIFICANT ACCOUNTING POLICIES

INVESTMENT VALUATION AND INCOME RECOGNITION: The Eagle Finance Corp. (the Employer) Profit Sharing Plan's (the Plan) investments are stated at fair value. Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. Investments in common stock, preferred stock, corporate bonds and U.S. Government securities are valued at quoted market prices. Partnership interests are valued at estimated fair value. Certificates of deposits and participant notes receivable are valued at face value, which approximates fair value.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date.

ACCOUNTING ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PAYMENT OF BENEFITS:  Benefits are recorded when paid.

PLAN TERMINATION: The Board of Directors elected to terminate the Plan effective June 30, 1997. The assets of the Plan were distributed to the individual participants. The distributions were completed October 31, 1997.

NOTE 2.   PLAN DESCRIPTION

The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

GENERAL: The Plan is a defined contribution plan established to enable eligible employees of the Employer to share in a portion of the Employer's profits and to defer receipt of a portion of their compensation for the principal purpose of providing benefits at time of retirement, disability or death. Employees of the Employer who a have completed one year of service are eligible to participate in the Plan. If an employee meets the eligibility requirements he will become a participant in the Plan as of the first day of the calendar month following the date on which he meets the eligibility requirements. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and has been amended in accordance with the Tax Reform Act of 1986 and subsequent revenue acts.

CONTRIBUTIONS: Each year participants may contribute up to 15 percent of their annual compensation, as defined in the Plan. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. Employer discretionary contributions are at the discretion of the Company's Board of Directors. No contribution is required by the Employer. Contributions are subject to certain limitations.

EAGLE FINANCE CORP.
PROFIT SHARING PLAN
NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 2.   PLAN DESCRIPTION (CONTINUED)

PARTICIPANT ACCOUNTS: Each participant's account is credited with the participant's contributions and an allocation of (a) the Employer's discretionary profit sharing contribution, if any, (b) forfeitures of terminated nonvested accounts, and (c) Plan earnings. The Employer's discretionary profit sharing contribution is allocated evenly among eligible participants in the Plan based on compensation, as defined. Allocation of Plan earnings is based on individual participants' account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

VESTING: Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the remainder of their accounts is based on years of continuous service. A participant is 100 percent vested after six years of credited service. In the event of death, disability or retirement at designated ages, participants become fully vested. Upon election by the Board of Directors to terminate the Plan on June 30, 1997, all participants became fully vested.

FORFEITURES: Forfeited nonvested accounts totaling $12,208, were reallocated to remaining participants upon election to terminate the Plan.

INVESTMENT OPTIONS: Except for the Wonderlic Fund, the participants' accounts are invested at the participant's direction in securities available through Smith Barney.

The Plan also includes assets related to the original profit sharing plan of the Company. Upon adoption of the Plan, the participants in the original profit sharing plan received a portion of "The Wonderlic Fund" based on their total equity in the original profit sharing plan. The Wonderlic Fund is a group of investments in limited partnerships, certificates of deposit and common stock. No other participants or contributions were added to The Wonderlic Fund subsequent to adoption of the Plan. All income and distributions from the Wonderlic fund were deposited to the individuals corresponding account at Smith Barney. The final portion of The Wonderlic Fund was liquidated and distributed in June 1997. See Note 4.

PARTICIPANT NOTES RECEIVABLE: Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of their vested account balance. The loans are collateralized by the balance in the participant's account. The loans will bear a competitive interest rate as established by the trustee. Interest rates range from 8.50% percent to 10.50% percent. Monthly principal and interest payments are required and are paid through payroll deductions.

PAYMENT OF BENEFITS: If a participant terminates for any reason, the Plan provides that the participant can choose to receive the benefit payments
(1) in a lump sum; (2) in installments not to extend past the participant's life expectancy or (3) in a combination of the above.

EAGLE FINANCE CORP.
PROFIT SHARING PLAN
NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 3.   PARTY IN INTEREST

Certain employees of the Company served as Trustee to the Plan. These employees did not receive compensation from the Plan for their service as Trustee. The Company pays certain administrative expenses incurred by the Plan. These amounts are not material to the financial statements.

NOTE 4.   RELATED PARTY TRANSACTION

At December 31, 1996, the Plan had maintained investments in a related party. The related party investments consisted of Eagle Finance Corp. common stock of $690,635 stated at fair market value and Eagle Finance Corp. bonds of $505,920 stated at adjusted cost. The investments were maintained in various self-directed individual participant accounts. In connection with the termination of the Plan, these investments were distributed to the participants.

In the process of terminating the plan, the Plan transferred the remaining limited partnership interest to a participant's account. The participant is the trustee of the Plan and President of the Plan's sponsor. The limited partnerships related to Brookwood Retail Partnership and Winthrop Limited Partnership. The partnerships were transferred at fair market value as determined by the plan sponsor. In determining the fair market value, the plan sponsor used values supplied by the limited partnerships. The fair market value of $154,083 equaled the value of the capital accounts for these limited partnerships.

NOTE 5.   INCOME TAX STATUS

The Internal Revenue Service (IRS) has determined and informed the Employer by letter dated September 21, 1995, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code
(IRC). The Plan has been amended since receipt of the Internal Revenue Service determination letter, to comply with changes in law and operation of the Plan. The Plan administrator and the Plan's tax counsel believe that the Plan was operated in compliance with the applicable requirements of the IRC.